Exhibit 99.1

Image Entertainment Receives Nasdaq Staff Determination Regarding Delisting

Image Currently Intends to Appeal Delisting

CHATSWORTH, Calif.--(BUSINESS WIRE)--December 18, 2009--Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee and distributor of entertainment programming in North America, announced today that it received a Nasdaq Staff Determination Letter (the "Letter") from the staff of the Nasdaq Stock Market Listing Qualifications Department (the "Staff") on December 15, 2009. The Letter indicated that the Company had not regained compliance in accordance with Listing Rule 5810(c)(3)(D) with the minimum market value of publicly held shares requirement for continued listing set forth in Listing Rule 5450(b)(2)(C) by December 14, 2009 in accordance with the Nasdaq Staff Deficiency Letter previously issued on September 15, 2009. The Letter further indicated that, unless the Company requests a hearing to appeal the Staff's determination by December 22, 2009, trading of the Company’s common stock will be suspended from The Nasdaq Stock Market ("Nasdaq") effective at the opening of business on December 24, 2009 and a Form 25-NSE will be filed with the Securities and Exchange Commission that will remove the Company’s common stock from listing and registration on Nasdaq.

The Company currently intends to request a hearing before a Nasdaq Hearings Panel (the "Panel") to appeal the Staff's delisting determination on or before December 22, 2009. A hearing would stay the suspension of the Company's common stock and the filing of the Form 25-NSE pending the issuance of the Panel's written decision. Accordingly, so long as the Company requests a hearing by the deadline the Company’s common stock is expected to continue to be listed on The Nasdaq Global Market pending the conclusion of the appeal process. There can be no assurance that the Panel will grant the Company's request for continued listing.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary, Egami Media, Inc. has digital download rights to approximately 2,000 video programs and over 300 audio titles containing more than 5,100 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to service its principal and interest obligations on its outstanding debt or otherwise renegotiate or refinance such outstanding debt, including curing the existing defaults on such outstanding debt, which renegotiation may not be successful and refinancing may not be available on acceptable terms, if at all, which may trigger defaults under its other debt agreements, create liquidity issues, potentially force the Company to file for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code and prevent the Company from continuing as a going concern, (c) the Company’s limited funds and the Company’s inability to raise additional funds on acceptable terms or at all, (d) the Company’s ability to borrow against the Company’s revolving line of credit, (e) the Company’s ability to secure media content on acceptable terms, (f) the Company’s DVD manufacturer continuing to manufacture and fulfill orders to Company customers while the Company is past due on its payables to such manufacturer, (g) the Company's decision to appeal the delisting determination, the ability of the Company to successfully appeal the delisting determination issued by the Staff of The Nasdaq Stock Market on December 15, 2009 and the ability of the Company's common stock to continue trading on The Nasdaq Stock Market, (h) the performance of business partners upon whom the Company depends upon, (i) changes in the retail DVD and digital media and entertainment industries, (j) changing public and consumer taste and changes in customer spending patterns, (k) decreasing retail shelf space for the Company’s industry, (l) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock, (m) changes in the Company’s business plan, (n) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (o) changes in general economic conditions, including the performance of financial markets and interest rates, (p) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (q) claims that the Company infringed other parties’ intellectual property, (r) changes in accounting standards, practices or policies, and (s) adverse results or other consequences from litigation, arbitration or regulatory investigations.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:
The Honig Company, Inc.
Steve Honig, 818-986-4300
press@honigcompany.com